Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Protective Life Insurance Company of our report dated March 25, 2019, relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Protective Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

April 22, 2019